EXHIBIT 99.1

United-Guardian Reports Strong 2nd Quarter and 6-Month Results

HAUPPAUGE, N.Y., Aug. 09, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales for the second quarter of 2017 increased by 76% compared with the same period last year, growing from $2,215,952 to $3,891,656. As a result, net income for the quarter increased 172% from $405,381 ($0.09 per share) to $1,104,149 ($0.24 per share). For the six-month period ended June 30, 2017, sales increased by 49% and net income increased by 87%, resulting in earnings per share of $0.38 compared with $0.20 for the comparable 6-month period in 2016.

Ken Globus, President of United-Guardian, stated, "As a result of the resumption of shipments of one of our personal care products to China, as well as an increase in sales of our new single-dose form of Renacidin® Irrigation, our most important pharmaceutical product, we were able to significantly increase our sales and earnings for the second quarter of this year compared with the same period last year. Overall, sales of our personal care products increased by 131% compared with last year’s second quarter, and by 82% when compared with the first six months of 2016. In addition, pharmaceutical sales increased by 40% for the second quarter of 2017 compared with last year’s second quarter, and by 46% for the first six months of 2017 compared with the same period last year. We remain optimistic that we will continue to see strong sales of both of these product lines as the year progresses.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 and 2016
	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2017	2016	2017	2016

Sales:
Gross sales	$3,891,656	$2,215,952	$6,764,379	$4,546,529
Sales rebates and allowances	(116,905)	(76,787)	(203,240)	(144,788)
Net Sales	3,774,751	2,139,165	6,561,139	4,401,741

Costs and expenses:
Cost of sales	1,667,113	1,007,666	2,931,209	1,905,391
Operating expenses	418,605	465,329	882,085	932,885
Research and development	158,275	157,895	348,004	335,461
Total costs and expenses	2,243,993	1,630,890	4,161,298	3,173,737
Income from operations	1,530,758	508,275	2,399,841	1,228,004

Investment income	72,796	82,906	125,668	126,218
Income before provision for income taxes	1,603,554	591,181	2,525,509	1,354,222
Provision for income taxes	499,405	185,800	786,925	423,750
Net Income	$1,104,149	$405,381	$1,738,584	$930,472

Earnings per common share (Basic and Diluted)	$0.24	$.09	$0.38	$0.20

 Additional financial information can be found at the company’s web site at www.u-g.com.

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900